EXHIBIT 2.2

Execution Version

Cardinal Infrastructure Group, Inc.
100 E. Six Forks Rd., Suite 300

Raleigh, North Carolina 27609

October 18, 2026

DELIVERED VIA EMAIL

HBC Holdco, Inc.

Hughes Brothers Construction Inc.

Chad Hughes, as Stockholder Representative

4450 NE 83rd Rd

Wildwood, FL 34785

Attention: Chad Hughes

Email: chadh@hughesbrothersinc.com

with a copy (which shall not constitute notice) to:

Johnson, Pope, Bokor Ruppel & Burns LLP

400 N. Ashley Drive, Suite 3100

Tampa, FL 33602

Attention: Christopher R. Dingman; O. Larkin Skinner

Email: christopherd@jpfirm.com; larkins@jpfirm.com

RE: Amendment No. 1 to Agreement and Plan of Merger

Reference is made to that certain Agreement and Plan of Merger, dated as of October 13, 2026 (including all exhibits and schedules thereto, in each case as may be amended from time to time, the “Merger Agreement”), by and among Cardinal Infrastructure Group, Inc., a Delaware corporation (“Parent”), CHBC Intermediate Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), CHBC Holding Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), HBC Holdco, Inc., a Delaware corporation (“Target”), Hughes Brothers Construction Inc., a Florida corporation (the “Company”), those stockholders of the Company executing the signature pages thereto (the “Stockholders”), and Chad Hughes, solely in his capacity as Stockholder Representative (the “Stockholder Representative”). Each of Parent, Merger Subs, Target, the Company, the Stockholders and the Stockholder Representative are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the Merger Agreement.

I.
Transaction Consideration

WHEREAS, Section 10.10 of the Merger Agreement provides that the Merger Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Subs, Target, Company and the Stockholders at any time prior to the Effective Time;

WHEREAS, pursuant to Section 2.08(b) of the Merger Agreement and the definition of “Exchange Ratio” set forth therein, the Merger Consideration presently consists of (i) the Stock Consideration, determined by reference to a Base Share Number equal to the quotient of $178,750,000 divided by the Signing Date VWAP, and (ii) the Cash Consideration, equal to one-half of the Estimated Total Merger Consideration, plus any Collar Cash Amount; and

WHEREAS, the Parties desire to amend the Merger Agreement such that the Purchase Price shall remain $357,500,000 and the Merger Consideration shall consist of (i) cash equal to sixty percent (60%) thereof and (ii) Parent Shares equal to forty percent (40%) thereof, with such Parent Shares to be issued at the Signing Date VWAP, and to eliminate the collar adjustment set forth in Section 2.08(d) of the Merger Agreement.

NOW, THEREFORE, in accordance with Section 10.10 of the Merger Agreement, the Parties hereby agree as follows:

1.
The Parties acknowledge and agree that the definition of “Signing Date VWAP” is hereby amended and restated in its entirety as follows: ““Signing Date VWAP” means the volume-weighted average price per share of Parent Shares on the principal national securities exchange on which Parent Shares are then listed, as reported by Bloomberg (or, if not reported by Bloomberg, by another authoritative source mutually agreed by Parent and the Target), for the thirty-three (33) consecutive Trading Days ending on and including the third (3rd) Trading Day that is immediately prior to the date of this Agreement.”
2.
The definition of “Exchange Ratio” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: ““Exchange Ratio” means the quotient obtained by dividing (i) the quotient of (1) $143,000,000 divided by (2) the Signing Date VWAP (the number of Parent Shares so determined, the “Base Share Number”), by (ii) the number of Shares issued and outstanding on the trading day immediately prior to the date of this Agreement.”
3.
Section 2.08(b) of the Merger Agreement is hereby amended by (i) deleting the phrase “one-half of the Estimated Total Merger Consideration” therein and replacing it with “the Estimated Total Merger Consideration minus $143,000,000” and (ii) deleting the phrase “plus any Collar Cash Amount” therein, such that the Cash Consideration shall equal sixty percent (60%) of the Estimated Total Merger Consideration.
4.
The definition of “Closing Per Share Merger Consideration” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: ““Closing Per Share Merger Consideration” means (a) the sum of (i) the product of (x) the number of Parent Shares comprising the Stock Consideration multiplied by (y) the Signing Date VWAP, plus (ii) the Cash Consideration, divided by (b) the Fully Diluted Share Number.”
5.
Section 2.08(d) of the Merger Agreement is hereby deleted in its entirety and replaced with “(d) [Reserved].” The Parties acknowledge and agree that no Collar Cash Amount shall be payable, and no Additional Shares shall be issuable, under the Merger Agreement.
6.
The definitions of “Additional Shares,” “Closing Date VWAP,” “Collar Cash Amount,” “Floor Price,” “NASDAQ Share Cap” “Share Cap Limitation” and “Signing

Date Value” in ARTICLE I of the Merger Agreement are hereby deleted in their entirety.
7.
The definitions of “Lock-Up Agreements” and “Merger Consideration” in ARTICLE I of the Merger Agreement and Section 2.14(a)(ii) of the Merger Agreement are each hereby amended by deleting each reference to “(including any Additional Shares)” and “(including any Collar Cash Amount)” therein.
8.
Section 9.01(c) of the Merger Agreement is hereby amended by (i) deleting “; or” at the end of clause (ii) thereof and replacing it with a period and (ii) deleting clause (iii) thereof in its entirety.
9.
The Parties acknowledge and agree that the Purchase Price remains $357,500,000 and that, except as expressly set forth in this Section I, the provisions of the Merger Agreement governing the calculation of the Estimated Total Merger Consideration and the Final Total Merger Consideration shall remain unchanged.
II.
Earnout

WHEREAS, Section 2.15 of the Merger Agreement provides for an Earnout Payment equal to the Earnout Amount (being Adjusted Company EBITDA for the twelve months ended December 31, 2026, less $55 million, and in no event greater than $15 million) multiplied by 6.5, subject to a cap on the aggregate Earnout Payment of $97.5 million, payable 50% in cash and 50% in Parent Shares issued at a value equal to the Signing Date Value; and

WHEREAS, the Parties desire to amend the Merger Agreement to provide that (i) the Earnout Period shall be the twelve months ended June 30, 2027, (ii) the aggregate Earnout Payment shall in no event exceed $162,500,000, (iii) the Earnout Payment, if any, shall be payable 60% in cash and 40% in Parent Shares issued at the Signing Date VWAP and (iv) the Earnout Consideration Statement shall be delivered within sixty (60) days following the end of the Earnout Period.

NOW, THEREFORE, in accordance with Section 10.10 of the Merger Agreement, the Parties hereby agree as follows:

1.
The definition of “Earnout Period” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: ““Earnout Period” means the twelve (12) months ended June 30, 2027.”
2.
The definition of “Earnout Amount” in ARTICLE I of the Merger Agreement is hereby amended and restated in its entirety as follows: ““Earnout Amount” means an amount equal to (i) Adjusted Company EBITDA for the Earnout Period, less (ii) $55 million; provided that in no event will the Earnout Amount be greater than $25 million.”
3.
Section 2.15(a) of the Merger Agreement is hereby amended and restated in its entirety as follows: “(a) Upon the terms and subject to the conditions set forth in this Section 2.15, following the Closing, the Stockholders may be entitled to an earnout payment. If, and only if, as of the end of the Earnout Period, the Earnout Amount is determined to be a positive number, Parent shall pay to the accounts designated by the Stockholder Representative, based on each Stockholder’s Pro Rata Share, an amount equal to the Earnout Amount, multiplied by 6.5 (the “Earnout Payment”). If the Earnout Amount is a negative number, no Earnout Payment shall be made. Notwithstanding any provision in this Agreement to the contrary, in no event will the aggregate Earnout Payment exceed $162.5 million. The Earnout Payment, if any, shall be paid 60% in cash and 40% in Parent Shares, with such Parent Shares so issued at a value per Parent Share equal to the Signing Date VWAP. Stockholders shall not be entitled to any interest on the Earnout Payment under this Agreement.”
4.
The first sentence of Section 2.15(b) of the Merger Agreement is hereby amended by deleting the phrase “Within five Business Days after the completion of the audit of the financial statements for the 2026 fiscal year” and replacing it with “Within sixty (60) days following the end of the Earnout Period”.
III.
Equity Threshold Condition

WHEREAS, Section 2.02(a) of the Merger Agreement provides that the Closing shall not occur unless the Equity Threshold Condition is satisfied, which requires that, as of the Closing, the aggregate value of the Parent Shares to be issued as Stock Consideration (determined using the closing price on the trading day prior to the Closing Date) be equal to at least forty percent (40%) of the sum of such value plus the aggregate Cash Consideration; and

WHEREAS, in light of the amendments set forth in Section I hereof, pursuant to which the Stock Consideration shall represent a fixed percentage of the Merger Consideration, the Parties desire to eliminate the Equity Threshold Condition.

NOW, THEREFORE, in accordance with Section 10.10 of the Merger Agreement, the Parties hereby agree as follows:

1.
The definition of “Equity Threshold Condition” in ARTICLE I of the Merger Agreement is hereby deleted in its entirety.
2.
Section 2.02(a) of the Merger Agreement is hereby amended and restated in its entirety as follows: “(a) Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VII has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).”

This letter agreement constitutes an amendment to the Merger Agreement in accordance with Section 10.10 of the Merger Agreement. From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and each reference to the Merger Agreement in any Ancillary Document, shall mean and be a reference to the Merger Agreement as amended by this letter agreement.

Sections 10.02 through 10.13 of the Merger Agreement are incorporated by reference herein, mutatis mutandis.

Except as expressly amended hereby, the Merger Agreement shall otherwise remain in full force and effect. The Parties acknowledge and agree that the amendments set forth herein are effective solely for the purposes set forth herein. In the event of a conflict between the terms of the Merger Agreement and this letter agreement, the terms of this letter agreement shall control.

[Signature Pages Follow]

Sincerely,

PARENT

CARDINAL INFRASTRUCTURE GROUP, INC.

By: /s/Jeremy Spivey
Name: Jeremy Spivey
Title: Chief Executive Officer

MERGER SUB 1

CHBC INTERMEDIATE HOLDCO, INC.

By: /s/Jeremy Spivey
Name: Jeremy Spivey
Title: Chief Executive Officer and President

MERGER SUB 2

CHBC HOLDING COMPANY, LLC

By: /s/Jeremy Spivey
Name: Jeremy Spivey
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

AGREED AND ACKNOWLEDGED:

TARGET

HBC HOLDCO, INC.

By: /s/Chad Hughes
Name: Chad Hughes
Title: President

COMPANY

HUGHES BROTHERS CONSTRUCTION INC.

By: /s/Chad Hughes
Name: Chad Hughes
Title: President

STOCKHOLDERS

/s/Chad Hughes

Chad Hughes

/s/Justin Hughes
Justin Hughes

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]